Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Pinnacle Entertainment, Inc. on Form S-8 of our report dated February 21, 2003, except as to Note 18, as to which the date is March 19, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Pinnacle Entertainment, Inc.’s change in accounting for goodwill and other intangible assets to conform to the Statement of Financial Standards No. 142 “Goodwill and Other Intangible Assets”) appearing in the annual report on Form 10-K of Pinnacle Entertainment, Inc. for the year ended December 31, 2002.

/s/    DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Las Vegas, Nevada

July 10, 2003